EXHIBIT 21

TRANS WORLD ENTERTAINMENT CORPORATION

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

Name of Significant Subsidiary	State of Incorporation	Subsidiary Trade Names
Record Town, Inc.	New York	Record Town, Inc.
CD World
f.y.e. Games
Manifest
Record and Tape Traders
Streetside Records
Specs
Spin Street
fye.com
wherehouse.com
secondspin.com

Record Town USA, LLC	Delaware	Record Town USA, LLC
f.y.e. (For Your Entertainment)
Coconuts
Saturday Matinee
f.y.e. movies
Second Spin
Wherehouse Music
Suncoast Motion Pictures
Sam Goody

Record Town Utah, LLC	New York	Record Town Utah, LLC f.y.e. Superstore

Trans World New York, LLC	New York	Trans World New York, LLC

Trans World Florida, LLC	Florida	Trans World Florida, LLC